                                                                    EXHIBIT 11.1
                                                                    ------------

          STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE

                    (in thousands, except per share amounts)


                                                                   Three Months Ended            Nine Months Ended
                                                                     September 30,                 September 30,
                                                                   1996           1997          1996           1997
                                                              --------------  ------------  -------------  ------------
PRIMARY
Computation of ordinary and ordinary equivalent shares
 outstanding:
Weighted average shares outstanding                                    8,879         9,613          8,807         9,415
Dilutive equivalent share issuable upon exercise of options            1,128           871          1,079           910
Incremental shares per applicable Staff Accounting Bulletins              37            18             37            18
                                                                     -------       -------        -------       -------
Total weighted average ordinary and ordinary equivalent
 shares outstanding                                                   10,044        10,502          9,923        10,343
                                                                     =======       =======        =======       =======

Net income                                                             3,447         6,105          7,269        13,834
                                                                     =======       =======        =======       =======
Net income per Ordinary Share (1)                                    $  0.34       $  0.58        $  0.73       $  1.34
                                                                     =======       =======        =======       =======
FULLY DILUTED
Computation of ordinary and ordinary equivalent shares
 outstanding:
Weighted average shares outstanding                                    8,879         9,613          8,807         9,415
Dilutive equivalent share issuable upon exercise of options            1,138           935          1,162         1,047
Incremental shares per applicable Staff Accounting Bulletins              37            18             37            18
                                                                     -------       -------        -------       -------
Total weighted average ordinary and ordinary equivalent
 shares outstanding                                                   10,054       10,566         10,006        10,480
                                                                     =======       =======        =======       =======

Net income                                                             3,447         6,105          7,269        13,834
                                                                     =======       =======        =======       =======
Net income per Ordinary Share (1)                                    $  0.34       $  0.58        $  0.73       $  1.34
                                                                     =======       =======        =======       =======

(1) Each Ordinary Share is represented by two American Depositary Shares ("ADSs"), which are the securities that are publicly traded. Net income per Ordinary Share is therefore, within rounding, two times net income per equivalent ADS.

__________________________________________

NOTE: Fully diluted net income per ordinary share is presented on the face of the Consolidated Statements of Operations since it is not materially different from primary net income per ordinary share.